Exhibit 10.1

FIRST AMENDMENT

TO

BIOAFFINITY TECHNOLOGIES, INC.

2024 EQUITY INCENTIVE COMPENSATION PLAN

This First Amendment (this “Amendment”) of the bioAffinity Technologies, Inc. 2024 Equity Incentive Plan (the “Plan”) is effective as of April 30, 2026. All terms used but not defined herein shall have the meaning set forth in the Plan.

RECITALS

WHEREAS, the Board of Directors (the “Board”) approved of the Amendment on January 15, 2026, and the Amendment was submitted to the holders of the outstanding stock of the Company (the “Stockholders”) at the special meeting of the Company held on April 30, 2026, and such Stockholders have approved the adoption of this Amendment.

AGREEMENT

NOW, THEREFORE, the Plan is hereby amended as follows:

1. Section 4.1 of the Plan is hereby amended and restated as follows:

4.1 Share Limitation.

(a) Subject to adjustment pursuant to Section 4.2 hereof, the maximum aggregate number of shares of Common Stock which may be issued under all Awards granted to Participants under the Plan shall be 1,000,000 shares, all of which may, but need not, be issued in respect of Incentive Stock Options.

(b) Shares of Common Stock issued under the Plan may be either authorized but unissued shares or shares held in the Company’s treasury. Any shares of Common Stock subject to Awards that are settled in Common Stock shall be counted against the maximum share limitations of this Section 4.1(a) as one share of Common Stock for every share of Common Stock subject thereto. To the extent that any Award under the Plan payable in shares of Common Stock is forfeited, cancelled, returned to, or repurchased by the Company for failure to satisfy vesting requirements or upon the occurrence of other forfeiture events, or otherwise terminates without payment being made thereunder, the shares of Common Stock covered thereby will no longer be counted against the foregoing maximum share limitations and may again be made subject to Awards under the Plan pursuant to such limitations. Shares of Common Stock that otherwise would have been issued upon the exercise of a Stock Option or Stock Appreciation Right or in payment with respect to any other form of Award, that are surrendered in payment or partial payment of the exercise price thereof and/or taxes withheld with respect to the exercise thereof or the making of such payment, will no longer be counted against the foregoing maximum share limitations and may again be made subject to Awards under the Plan pursuant to such limitations.